PRICING SUPPLEMENT NO. 106                                       Rule 424(b) (3)
DATED: JUNE 24, 1999                                          File No. 333-61437

(To Prospectus dated August 26, 1998 and
Prospectus  Supplement dated August 26, 1998)

                                 $5,180,570,162
                         THE BEAR STEARNS COMPANIES INC.
                           Medium-Term Notes, Series B
             With Minimum Maturity of Nine Months from Date of Issue

Principal Amount: $26,425,000*                       Floating Rate Notes [_]             Book Entry Notes [x]
Original Issue Date: 7/15/99                         Fixed Rate Notes [x]                Certificated Notes [_]
Maturity Date: 7/15/2019
Option to Extend Maturity:                           No  [x]                             CUSIP #:  073928 KF 9
                                                     Yes [_]   Final Maturity Date:

                                                                    Optional                         Optional
                                   Redemption                       Repayment                        Repayment
Redeemable On                      Price(s)                         Date(s)                          Price(s)
**                                 N/A                              N/A                              N/A

Applicable Only to Fixed Rate Notes:

Interest Rate:  0.00%

Interest Payment Dates: ***

Applicable Only to Floating Rate Notes:

Interest Rate Basis:                                                  Maximum Interest Rate:

[_]        Commercial Paper Rate                                      Minimum Interest Rate:

[_]        Federal Funds Rate                                         Interest Reset Date(s):

[_]        Treasury Rate                                              Interest Reset Period:

[_]        LIBOR Reuters                                              Interest Payment Date(s):

[_]        LIBOR Telerate

[_]        Prime Rate

[_]        CMT Rate

Initial Interest Rate:                                                Interest Payment Period:


Index Maturity:
Spread (plus or minus):

----------------------------

*       Issued at a discount.

** Commencing July 15, 2000 and semi-annual dates thereafter, the Notes may be called, in whole but not in part, at varying prices (see Schedule A) at the option of the Company with 8 days' calendar notice.

***     At maturity or call.

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                                   SCHEDULE A

Year 1:        20.564             Year 6:      31.180         Year 10.5:       45.348            Year 15:         65.954
Year 1.5:      21.438             Year 6.5:    32.505         Year 11:         47.275            Year 15.5        68.757
Year 2:        22.349             Year 7:      33.886         Year 11.5:       49.284            Year 16:         71.679
Year 2.5:      23.299             Year 7.5:    35.326         Year 12:         51.379            Year 16.5:       74.725
Year 3:        24.289             Year 8:      36.828         Year 12.5:       53.562            Year 17:         77.901
Year 3.5:      25.322             Year 8.5:    38.393         Year 13:         55.839            Year 17.5:       81.212
Year 4:        26.398             Year 9:      40.025         Year 13.5:       58.212            Year 18:         84.663
Year 4.5:      27.520             Year 9.5:    41.726         Year 14:         60.686            Year 18.5:       88.262
Year 5:        28.689             Year 10:     43.499         Year 14.5:       63.265            Year 19:         92.013
Year 5.5:      29.908                                                                            Year 19.5:       95.923
                                                                                                 Year 20:        100.000






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